Exhibit 5

James R. Lajoie                                                 XTRA
Vice President,                                                  CORPORATION
General Counsel
and Secretary

60 State Street
Boston, Massachusetts  02109
Telephone 617-367-7874
Fax 617-227-2190

                                                   May 22, 1997


XTRA Corporation
60 State Street
Boston, MA  02109

Ladies and Gentlemen:

         You have asked for my opinion with respect to a proposed issuance by XTRA Corporation (the "Company") of 50,000 shares of its Common Stock, $.50 par value per share (the "Shares") covered by the Registration Statement referred to below. The Shares are to be issued pursuant to options granted to non-employee directors of the Company pursuant to the XTRA Corporation 1991 Stock Option Plan for Non-Employee Directors (the "Plan").

         I am General Counsel for the Company and I am familiar with the proceedings taken from time to time by the Company in connection with the Plan. I have examined such certificates, records, documents and papers as I have deemed necessary for the purpose of this opinion including a copy of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission contemporaneously herewith.

         Based on the foregoing, I am of the opinion that when duly executed certificates representing the Shares have been issued against receipt of the agreed consideration therefore in accordance with the terms of the options granted pursuant to the Plan, the Shares will have been validly issued and will be fully paid and non-assessable.

         I hereby consent to the Company's filing of this opinion as an exhibit to the above-mentioned Registration Statement.

                                                     Very truly yours,



                                                     /s/ JAMES R. LAJOIE
                                                     -------------------
                                                     James R. Lajoie



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